EXHIBIT 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANYCONTACT: Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 26, 2016

Third Quarter Net Sales Increased by 3.0% to a Third Quarter Record of $215.7 Million

Quarterly Comparison Overview:

    –  Net sales increased by 3.0%

    –  Sales volume increased by 6.0%

    –  Gross profit decreased by 14.1%

    –  Net income decreased by 52.8%

Elgin, IL, April 26, 2016 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2016 third quarter. Net income for the third quarter of fiscal 2016 was $3.1 million, or $0.27 per share diluted, compared to net income of $6.5 million, or $0.58 per share diluted, for the third quarter of fiscal 2015. Net income for the first three quarters of fiscal 2016 was $23.1 million, or $2.04 per share diluted, compared to net income of $20.8 million, or $1.86 per share diluted, for the first three quarters of fiscal 2015.

Net sales increased to $215.7 million for the third quarter of fiscal 2016 from $209.4 million for the third quarter of fiscal 2015. The increase in net sales was attributable to a 6.0% increase in sales volume, which is defined as pounds sold to customers. Sales volume increased for all major product types except almonds, snack and trail mixes and walnuts. Sales volume increased in all distribution channels except the export channel.

The increase in sales volume in the consumer channel came entirely from branded products as follows:

Fisher recipe nuts	25.6%
Fisher snack nuts and peanut butter	55.0%
Orchard Valley Harvest and Sunshine Country produce products	23.4%

The sales volume increase for Fisher recipe nuts came mainly from competitively lower prices at retail, new distribution gains and Easter holiday promotional activity. The sales volume increase for Fisher snack nuts and peanut butter was generated by increased promotional activity at retail and new distribution gains. Sales volume increases for our Orchard Valley Harvest and Sunshine Country produce brands came mainly from new distribution gains. Sales volume also increased significantly for Fisher Nut Exactly due to distribution gains secured after the completion of the test market phase in the third quarter of fiscal 2015.

The increase in sales volume in the contract packaging channel was attributable to increased sales with existing customers, which arose in large part from new item introductions and increased promotional activity executed by customers in this channel. The sales volume increase in the commercial ingredients channel resulted from increased sales of peanuts to peanut oil stock crushers and to other peanut shellers. The sales volume decline in the export channel was primarily due to lower sales of bulk inshell walnuts.

Net sales increased to $720.5 million for the first three quarters of fiscal 2016 from $665.8 million for the first three quarters of fiscal 2015. The increase in net sales was mainly attributable to a 5.3% increase in sales volume. Sales volume increased for all major product types except almonds and pecans. Sales volume increased in all distribution channels. As was the case in the quarterly comparison, the sales volume increase in the consumer channel was driven entirely by increased sales for all of our branded products. Sales volume increased in the contract packaging and commercial ingredients channels primarily for the same reasons noted in the quarterly comparison. The sales volume increase in the export channel was attributable to increased sales of bulk inshell walnuts made earlier in fiscal 2016.

Gross profit margin declined to 11.9% of net sales for the third quarter of fiscal 2016 from 14.2% for the third quarter of fiscal 2015, and gross profit declined by 14.1%. The declines in gross profit and gross profit margin were primarily attributable to an approximately $3.0 million decline in gross profit on sales of walnuts during the third quarter of fiscal 2016. Approximately $2.5 million of the decline occurred as we sold the remainder of our higher cost 2014 crop shelled walnuts during the first two months of the current third quarter while our selling prices were declining in reaction to falling market prices for walnuts. The remainder of the decline was primarily attributable to sales of inshell walnuts in the export channel mainly due to falling market prices.

Gross profit margin for the first three quarters of fiscal 2016 decreased to 14.4% of net sales from 14.7% for the first three quarters of fiscal 2015 while gross profit increased by 6.2%. The decline in gross profit margin was attributable to the factors that led to the decline in gross profit margin in the quarterly comparison. The increase in gross profit in the year to date comparison was mainly driven by increased sales volume in the second quarter of fiscal 2016.

Total operating expenses for the current third quarter increased to 9.3% of net sales from 8.7% of net sales for the third quarter of fiscal 2015. Total operating expenses for the first three quarters of fiscal 2016 increased slightly to 9.0% of net sales from 8.9% of net sales for the year to date period in fiscal 2015. The increases in total operating expenses for both comparisons were primarily attributable to increases in compensation and advertising and sampling expenses.

Interest expense for the current third quarter declined to $0.9 million from $1.0 million for the third quarter of fiscal 2015. Interest expense for the current year to date period was $2.6 million compared to $2.9 million for the first three quarters of fiscal 2015. The decreases in interest expense in the quarterly and year to date comparisons primarily resulted from lower debt levels.

The value of total inventories on hand at the end of the current third quarter decreased by $21.1 million, or 9.2%, when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2015. The decrease in the value of total inventories was primarily due to lower acquisition costs for walnuts and lower quantities of finished goods and work-in-process inventories. Mainly as a result of significantly lower acquisition costs for walnuts, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current third quarter declined by 16.3% compared to the weighted average cost per pound of input stocks on hand at the end of last year’s third quarter.

“As a result of significant sales volume growth across all of our branded products, we reported record net sales for a fiscal third quarter,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “In respect to pound sales at retail, our branded products showed strong performance in the quarterly comparison according to market data from IRI. For example, Fisher recipe nut pounds increased by 13%, while pounds for the recipe nut category fell by 5%. Similarly, pounds for our produce brands increased by 15%, while pounds in the produce category increased by only 1%. The strong retail performance for these brands during the current third quarter was mainly due to new distribution gains and increased promotional and advertising spending,” Mr. Sanfilippo stated. “As I mentioned in the previous quarter’s earnings release, we are facing significant decreases in commodity costs for walnuts and almonds. Consequently, continuing to drive meaningful sales volume growth, as we did in the current third quarter, will be a critical factor in generating increased net sales and gross profit in future quarters,” Mr. Sanfilippo noted. “Gross profit for walnuts declined significantly in the quarterly comparison since we sold the remainder of our higher cost 2014 crop carry over inventory in a declining market price environment. As was the case for many walnut shellers, we began our third quarter with a larger than normal walnut carryover. Our inventory of 2014 crop was completely sold during the third quarter, and our walnut inventory at the end of the third quarter of fiscal 2016 was completely comprised of significantly lower cost 2015 crop. This significant decline in the acquisition cost of the 2015 walnut crop should put us in a sound position to fund promotional spending to drive sales volume increases for Fisher recipe nuts and to improve gross profit margin and gross profit for walnuts in future quarters,” Mr. Sanfilippo noted. “Over the previous three fiscal years, we have made various investments to grow the sales of consumer products in our export channel, especially in China. The result of these investments has not met our expectations due to the highly competitive environment in the markets that we targeted. During the current third quarter, our executive team reviewed this export growth strategy and concluded that we should discontinue our efforts to sell branded consumer products into China and certain other international markets. As a result of this decision, we will be consolidating our bulk export business into our commercial ingredients channel and the remaining portion of our export consumer products business into our consumer channel. Beginning in the first quarter of fiscal 2017, we will no longer report export sales separately in our distribution channel table in our quarterly and annual reports. In the upcoming fourth quarter, we intend to review and consider alternatives to replace our export growth strategy.” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Wednesday, April 27, 2016, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-888-680-0879 from the U.S. or 1-617-213-4856 internationally and enter the participant passcode of 45781850. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 24, 2016	March 26, 2015	March 24, 2016	March 26, 2015
Net sales	$215,742	$209,396	$720,521	$665,806
Cost of sales	190,154	179,612	616,717	568,095

Gross profit	25,588	29,784	103,804	97,711

Operating expenses:
Selling expenses	11,358	11,155	39,114	37,898
Administrative expenses	8,761	7,132	25,784	21,625

Total operating expenses	20,119	18,287	64,898	59,523

Income from operations	5,469	11,497	38,906	38,188

Other expense:
Interest expense	897	1,028	2,616	2,895
Rental and miscellaneous expense, net	313	372	1,181	2,830

Total other expense, net	1,210	1,400	3,797	5,725

Income before income taxes	4,259	10,097	35,109	32,463
Income tax expense	1,181	3,579	11,991	11,627

Net income	$3,078	$6,518	$23,118	$20,836

Basic earnings per common share	$0.27	$0.58	$2.06	$1.87

Diluted earnings per common share	$0.27	$0.58	$2.04	$1.86

Cash dividends declared per share	$—	$—	$2.00	$1.50

Weighted average shares outstanding
– Basic	11,255,894	11,183,505	11,223,268	11,137,260

– Diluted	11,344,625	11,274,782	11,322,463	11,231,438

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 24, 2016	June 25, 2015	March 26, 2015
ASSETS
CURRENT ASSETS:
Cash	$2,923	$1,946	$2,064
Accounts receivable, net	71,500	75,635	66,654
Inventories	207,319	197,997	228,377
Deferred income taxes	—	4,264	3,489
Prepaid expenses and other current assets	11,310	4,468	7,959

	293,052	284,310	308,543

PROPERTIES, NET:	131,760	131,033	131,793

OTHER LONG-TERM ASSETS:
Intangibles, net	1,798	3,079	3,618
Deferred income taxes	6,161	3,181	932
Other	9,710	10,332	10,226

	17,669	16,592	14,776

TOTAL ASSETS	$442,481	$431,935	$455,112

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$55,133	$61,153	$74,614
Current maturities of long-term debt	3,399	3,376	3,369
Accounts payable	59,299	45,722	64,562
Book overdraft	3,561	1,037	6,112
Accrued expenses	21,724	22,817	18,229

	143,116	134,105	166,886

LONG-TERM LIABILITIES:
Long-term debt	29,738	32,290	33,137
Retirement plan	18,395	17,885	14,655
Other	6,013	6,377	6,521

	54,146	56,552	54,313

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	87	86	87
Capital in excess of par value	114,388	111,540	110,881
Retained earnings	136,296	135,664	127,195
Accumulated other comprehensive loss	(4,374)	(4,834)	(3,072)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	245,219	241,278	233,913

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$442,481	$431,935	$455,112